Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Textron Savings Plan of our reports (a) dated February 14, 2014, with respect to the consolidated financial statements of Textron Inc. incorporated by reference in its Annual Report (Form 10-K) and the related financial statements schedules included therein, for the year ended December 28, 2013, and (b) dated June 25, 2014, with respect to the financial statements and schedules of the Textron Savings Plan included in its Annual Report (Form 11-K), for the year ended December 31, 2013, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 23, 2014